EXHIBIT 5.1

TROUTMAN SANDERS LLP Attorneys at Law Troutman Sanders Building 1001 Haxall Point P.O. Box 1122 (23218-1122) Richmond, Virginia 23219 804.697.1200 telephone troutmansanders.com

April 27, 2016

Board of Directors

EarthLink Holdings Corp.

1170 Peachtree Street, Suite 900

Atlanta, Georgia 30309

Re: EarthLink Holdings Corp. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to EarthLink Holdings Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8, as filed by the Company with the Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”) to register 8,765,746 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), to be offered under the EarthLink Holdings Corp. 2016 Equity and Cash Incentive Plan (the “Plan”).

As counsel for the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of the Company’s representatives.

Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and, when issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinion set forth herein is limited to the Delaware General Corporation Law (including reported judicial decisions interpreting those laws). We are not opining as to any other laws of the State of Delaware (including, but not limited to, “blue sky” or other state securities laws) or as to the laws of any other jurisdiction.

This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond those expressly stated. This opinion is rendered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion. This opinion is being furnished to the Company in connection with the transactions contemplated by the Plan and, except as expressly set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior express written consent.

We hereby consent to the filing of this opinion or copies thereof as an exhibit to the Registration Statement on Form S-8 and the reference to our firm under the heading “Legal Matters” in the

Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Troutman Sanders LLP

Troutman Sanders LLP